GILEAD CONTACTS: Susan Hubbard, Investors (650) 522-5715

Amy Flood, Media

(650) 522-5643

For Immediate Release

GILEAD SCIENCES AGREES TO EXERCISE ITS OPTION TO
ACQUIRE CORUS PHARMA FOR $365 MILLION

Foster City, California, July 19, 2006 — Gilead Sciences, Inc. (Nasdaq:GILD) today announced that it has agreed to exercise its option to purchase Corus Pharma for $365 million. Gilead expects formal exercise of this option to be enacted within 10 business days, and anticipates that the deal would close in the third quarter of 2006, subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and satisfaction of other closing conditions. Concurrently, Gilead and Novartis Vaccine and Diagnostics, Inc. have entered into an agreement whereby Novartis has agreed to dismiss its ongoing litigation with Corus for an undisclosed payment.

In April 2006, Gilead invested $25 million in Corus, becoming the second largest shareholder in the company and gaining an exclusive option to purchase the remaining shares of the company.

Gilead management will discuss this planned acquisition on the company’s Second Quarter 2006 Earnings conference call scheduled for Thursday, July 20th at 1:30 p.m. Pacific Time.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

About Corus Pharma
Corus Pharma is committed to developing and commercializing specialty products for respiratory and infectious diseases that can help provide improved health and superior quality of life. Corus is a privately-held, venture capital backed company whose investors include Bear Stearns Health Innoventures, Burrill & Company, JPMorgan Partners (now known as Panorama Capital), Novo A/S, Orbimed Advisors and others. More information about Corus Pharma may be found at www.coruspharma.com.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors including the risks to both companies that the acquisition of Corus will not be consummated as the transaction is subject to certain closing conditions. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to our ability to successfully integrate the products and employees of Gilead and Corus and the ability of aztreonam lysine for inhalation to receive regulatory approvals or market acceptance. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the first quarter of 2006 and subsequent current reports on Form 8-K as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

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